Exhibit 99.1

Marine Petroleum Trust

MARINE PETROLEUM TRUST

ANNOUNCES SECOND QUARTER CASH DISTRIBUTION

DALLAS, Texas, May 20, 2016 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.073281 per unit, payable on June 28, 2016, to unitholders of record on May 31, 2016. Marine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marine.com/.

This distribution of $0.073281 per unit is lower than the $0.089795 per unit distributed last quarter. As compared to the previous quarter, the prices for oil have decreased while the prices for natural gas have increased. The volumes of both natural gas and oil produced and included in the current distribution have increased. This distribution is lower than the $0.144893 per unit distributed in the comparable quarter in 2015. As compared to the comparable quarter in 2015, the prices for both oil and natural gas and the volume of natural gas produced and included in the current distribution decreased, while the volume of oil produced and included in the current distribution has increased.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

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Contact:	Ron E. Hooper
SVP, Royalty Trust Services
Southwest Bank, Trustee
Toll Free – 1.855.588-7839